Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD INTERNATIONAL SUBSIDIARY AND HUIFENG AGROCHEMICAL COMPANY LTD. SUBSIDIARY ESTABLISH AGRO-TECHNOLOGY JOINT VENTURE

Newport Beach, CA, US; Dafeng City, Jiangsu Province, People’s Republic of China – August 2, 2016 – American Vanguard Corporation (NYSE:AVD) today announced that its International Subsidiary, AMVAC Netherlands BV, has joined with Chinese-based Huifeng Agrochemical Company, Ltd. Subsidiary Shanghai Focus Biological Technology Co., Ltd. to establish a technology R&D-focused joint venture based in Hong Kong. This enterprise, Huifeng AMVAC Innovation Co., Limited will focus on technology transfer between the co-owners, including the development of new, proprietary agrochemical formulations and precision application systems for crop protection.

Through a series of joint service agreements, Huifeng AMVAC Innovation Co., Limited will provide a platform for the co-owners to leverage each company’s technological capabilities. Additionally, each owner will benefit from the other party’s established market experience in their respective home territories. Such deep understanding of diverse market segments in Asia and the Americas provides the owners with an outstanding foundation for continued international success. The new venture is structured with each party owning 50% and it is expected that this entity will grow through additive technology investments in upcoming years. AMVAC’s Asia President, Lawrence Yu, will assume overall responsibility for the company as the Managing Director supported by Ms. Li Ping as CFO.

Mr. Eric Wintemute, Chairman & CEO of American Vanguard commented: “This new venture is a springboard for our strategic international expansion initiative. In Huifeng, we have found a highly successful, innovative technology-based, extremely well-positioned partner with which to pursue a mutually beneficial collaboration. Huifeng’s president, Mr. Zhong Hangen has led his company to become one of the fastest growing, most profitable and dynamic agrochemical companies in China. He has placed a premium on innovative technology development and excellent marketing capabilities. I believe that this technology-focused joint venture will lead to a broader range of market access and coordinated supply possibilities that will allow both companies to truly expand their horizons.”

Mr. Zhong Hangen, President & Founder of Huifeng Agrochemical commented: “This venture will allow Huifeng to work closely with a very successful crop protection company that has considerable presence in the Americas market. AMVAC clearly has the skilled talent, manufacturing capabilities and product portfolio to contribute greatly to this partnership. With many tremendous growth opportunities globally, I look forward to seeing this venture expand and evolve with additional technology investments. I anticipate that incremental capital for a variety of promising precision application and proprietary chemical projects could justify additional funding of perhaps $50 million dollars over a period of years in the regional territories that will be served by this venture. We expect that such projects can proceed promptly and efficiently.”

Jiangsu Huifeng Agrochemical Co., Ltd is a leading agrochemical manufacturer in China. It has registrations and distributes hundreds of product in China as well as doing toll manufacturing for major international companies. It has been appointed as a leading fixed pesticide manufacturing enterprise in China and also listed as a key High-Tech Enterprise in the National Torch program. It is ISO9001:2000, ISO 14001 and OHSAS 18001 certified. It is also the leading online marketer of agrochemical in China. Jiangsu Huifeng has been publicly listed on the Shenzheng stock exchange since 2010. To learn more about Huifeng Agrochemical, please reference the Company’s web site at www.hfagro.com.

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes as well as the S&P Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.amvac-chemical.com.

Regarding forward-looking information: All forward-looking statements contained in this release are estimates by the Company’s management. Such statements are subject to various risks and uncertainties that may cause results and outcomes to differ from management’s current expectations. Such factors and risks are detailed in the Company’s SEC reports and filings. Any forward-looking statements contained herein represent the Company’s best judgment as of the date of this release.

Contact Information American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. Lena Cati (212) 836-9611 Lcati@equityny.com www.theequitygroup.com